Exhibit 99.1

FOR IMMEDIATE RELEASE

Robbins & Myers Shareholders Approve Merger with National Oilwell Varco

Houston, Texas – December 27, 2012 Robbins & Myers, Inc. (NYSE: RBN) announced today that at its special shareholders’ meeting held this morning, the shareholders of Robbins & Myers approved the merger of Robbins & Myers with National Oilwell Varco, Inc. Based on the terms of the merger agreement, Robbins & Myers will become a wholly-owned subsidiary of National Oilwell Varco and shareholders of Robbins & Myers will receive $60.00 in cash for each outstanding common share (the “Merger”). The Merger was approved by the holders of approximately 85.7% of the outstanding shares of Robbins & Myers entitled to vote on the transaction.

The closing of the Merger is subject to certain closing conditions, including clearance from the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and clearance by the Canadian Competition Bureau under the Competition Act of Canada. The parties continue to work to obtain the required clearances, but cannot predict if or when such clearances will be received or the terms of any such clearances.

About Robbins & Myers

Robbins & Myers, Inc. is a leading supplier of engineered, application-critical equipment and systems in global energy, chemical and other industrial markets.

Forward-Looking Statements

Statements set forth in this press release that are not historical facts are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the control of Robbins & Myers, which could cause actual benefits, results, effects and timing to differ materially from the results predicted or implied by the statements. These risks and uncertainties include, but are not limited to: satisfaction of the conditions to the closing of the merger (including the receipt of regulatory approvals and completion of certain compliance due diligence); uncertainties as to the timing of the merger; costs and difficulties relating to the proposed merger; inability to retain key personnel; changes in the demand for or price of oil and/or natural gas; and other important risk factors discussed more fully in Robbins & Myers’ final proxy statement filed with the SEC on November 30, 2012 in connection with the merger, Robbins & Myers’ Annual Report on Form 10-K for the year ended August 31, 2012, its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other reports filed by it with the SEC from time to time. Robbins & Myers does not undertake any obligation to revise or update publicly any forward-looking statements for any reason.

CONTACT:	Robbins & Myers, Inc.
Kevin Brown, (936) 856-9109
Kevin.Brown@robn.com

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